EXHIBIT 4-d

                              GUARANTEE UNDERTAKING
                                       OF
                            SBC COMMUNICATIONS, INC.


      I, the Assistant Treasurer of SBC Communications Inc. (the "Corporation"), pursuant to the authority granted to me in the Schedule of Authorizations of the Corporation, dated as of December 19, 1997, hereby undertake on behalf of the Corporation for the benefit of the respective holders of the Debt Securities (as defined below), as follows:

     (1) The Corporation hereby unconditionally and irrevocably guarantees the punctual and full payment of all amounts payable by each of Pacific Bell ("PacBell") and Southwestern Bell Telephone Company ("SWBell") under each of the outstanding Debt Securities as and when the same shall become due and payable (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise, in accordance with the terms of each Debt Security and of each indenture under which such security was issued) (the "Guarantee").

     (2) The Guarantee with respect to each outstanding Debt Security will continuously remain in effect until the entire principal of (and premium, if any) and interest, if any, on such Debt Security shall have been paid in full.

     (3) The Guarantee will constitute the direct, absolute and unconditional, unsubordinated and unsecured obligation of the Corporation ranking pari passu with all of its unsecured and unsubordinated obligations.

     (4) The holders of each Debt Security are entitled to enforce their rights under the indenture relating to such security directly against the Corporation, without first instituting a proceeding against the issuer of such security or any other person or entity, upon any event of default in payment of principal, or premium, if any, or interest, if any, on such security (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise).

     (5) This Guarantee undertaking is enforceable to the fullest extent permitted by law.

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     (6) For the purposes of this Guarantee undertaking, the term "Debt
Securities" shall mean the following: (a) Pacbell's Ten Year 7 1/4% Notes due July 1, 2002, Twelve Year 6 1/4% Notes due March 1, 2005, Thirty Year 6 7/8% Debentures due August 15,2023, Thirty-Three Year 7 1/8% Debentures due March 15, 2026, Forty Year 7 1/2% Debentures due February 1, 2033, Forty-One Year 6 5/8% Debentures due October 15, 2034, Thirty-Six Year 6% Debentures due November 1, 2002 and the Thirty-Five Year 6 1/2% Debentures due July 1, 2003; and (b) SWBell's Seven Year 6 1/8% Notes due March 1, 2000, Eight Year 6 3/8% Notes due April 1, 2001, Twelve Year 6 5/8% Notes due April 1, 2005, Forty Year 6 7/8% Debentures due February 1, 2011, Twenty-two Year 7% Debentures due July 1, 2015, Thirty Year 7 5/8% Debentures due March 1, 2023, Thirty-Two Year 7 1/4% Debentures due July 15, 2025, its Fifty Year 6 7/8% Debentures due March 31, 2048, Thirty-Six Year 5 7/8% Debentures due June 1, 2003, Forty Year 5 3/8% Debentures due June 1, 2006 and it Forty Year 6 3/4% Debentures due June 1, 2008.

     (7)   The Guarantee is effective on the date hereof.



      IN WITNESS WHEREOF, I have executed this Guarantee undertaking.


Dated: November 8, 1999




                                /s/ Roger Wohlert
                              ----------------------------------
                              Name:  Roger Wohlert
                              Title: Assistant Treasurer